As filed with the Securities and Exchange Commission on June 22, 2018.

Registration Number 333-225420

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRICIDA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-3372526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7000 Shoreline Court

Suite 201

South San Francisco, CA 94080

(415) 429-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerrit Klaerner, Ph.D.

Chief Executive Officer & President

Tricida, Inc.

7000 Shoreline Court

Suite 201

South San Francisco, CA 94080

(415) 429-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Geoffrey W. Levin, Esq. Sharon R. Flanagan, Esq. Istvan A. Hajdu, Esq. Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Telephone: (212) 839-5300 Fax: (212) 839-5599	David Peinsipp Divakar Gupta, Esq. Charles S. Kim, Esq. Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111 Telephone: (415) 693-2000 Fax: (415) 693-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer		☐	Accelerated filer	☐

Non-accelerated filer	(Do not check if a smaller reporting company)	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-225420) is being filed solely for the purpose of adding certain exhibits to such Registration Statement as indicated in Item 16 of Part II. No change is made to the preliminary prospectus constituting Part I of this Registration Statement or Items 13, 14, 15 or 17 of Part II of this Registration Statement. Accordingly, the preliminary prospectus has not been included herein.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us, other than estimated underwriting discounts and commissions, in connection with our initial public offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the FINRA filing fee.

AMOUNT PAID OR TO BE PAID
SEC registration fee	$26,545
FINRA filing fee	32,482
Nasdaq listing fee	125,000
Blue sky qualification fees and expenses	35,000
Printing and engraving expenses	720,000
Legal fees and expenses	2,500,000
Accounting fees and expenses	1,400,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous expenses (including road show expenses)	150,973

Total	$5,000,000

Item 14. Indemnification of Directors and Officers

Tricida, Inc. is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended, or the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchase or redemptions or (4) for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

We expect that the amended and restated certificate of incorporation adopted by us prior to the completion of this offering will provide that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or other distributions pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our charter will provide that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

We also expect our charter will further provide that any amendment, repeal or modification of such article unless otherwise required by law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or amendment of a director serving at the time of such repeal or modification.

We expect that our amended and restated certificate of incorporation adopted by us prior to the completion of this offering, or the amended and restated certificate of incorporation, will provide that we shall indemnify each of our directors and executive officers, and shall have power to indemnify our other officers, employees and agents, to the fullest extent permitted by the DGCL as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the DGCL permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. We expect the amended and restated certificate of incorporation will further provide for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees, in advance of the final disposition of such action, suit or proceeding only upon receipt of an undertaking by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

In addition, we expect the amended and restated certificate of incorporation will provide that the right of each of our directors and officers to indemnification and advancement of expenses shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the charter or amended and restated bylaws, agreement, vote of stockholders or otherwise. Furthermore, our amended and restated certificate of incorporation will authorize us to provide insurance for our directors, officers, employees, and agents against any liability, whether or not we would have the power to indemnify such person against such liability under the DGCL or the amended and restated bylaws.

Prior to the completion of sale of the common stock being registered hereby, we will have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our amended and restated certificate of incorporation.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we will enter into in connection with the sale of the common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all securities sold or granted by us since January 1, 2015, which were not registered under the Securities Act, and the consideration, if any, received by us for such securities:

(1)	In February 2015 and February 2016, we issued and sold an aggregate of 32,526,878 shares of our Series B convertible preferred stock to four accredited investors at a purchase price of $0.93 per share for aggregate proceeds of approximately $30.2 million in cash.

(2)	In July 2016, August 2016 and April 2017, we issued and sold an aggregate of 35,806,451 shares of our Series C convertible preferred stock to nine accredited investors at a purchase price of $1.55 per share for aggregate proceeds of approximately $55.5 million in cash.

(3)	In November 2017, we issued and sold 24,493,615 shares of our Series D convertible preferred stock to thirteen accredited investors at a purchase price of $2.35 per share for aggregate proceeds of approximately $57.5 million in cash.

(4)	On February 28, 2018, we entered into a warrant agreement with each of Hercules Capital, Inc., or Hercules, and Hercules Technology III, L.P. Pursuant to the terms of the warrant agreement, Hercules and Hercules Technology III, L.P., have the right to purchase an aggregate of 53,458 shares of our common stock.

(5)

Since January 1, 2015, we have granted stock options to purchase an aggregate of 4,535,768 shares of our common stock with exercise prices of $0.80, $0.96, $1.67, $1.83, $2.39, $7.48 and $7.88 per share, to our employees, directors and consultants pursuant to our 2013 Equity

Incentive Plan, or the 2013 Plan. Since January 1, 2015, we have issued an aggregate of 240,050 shares of our common stock upon exercise of stock options granted pursuant to our 2013 Plan, for an aggregate consideration of $287,142 in cash.

The offers, sales and issuances of the securities described in Items 15(1) through 15(4) were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited person and had adequate access, through employment, business or other relationships, to information about the registrant.

The offers, sales and issuances of the securities described in Item 15(5) were exempt from registration under the Securities Act under either (1) Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or (2) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of such securities were the registrant’s employees, consultants or directors and received the securities under the registrant’s 2013 Incentive Plan. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 16. Exhibits.

(a)	Exhibits.

The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

1.1	Form of Underwriting Agreement, including form of lock-up agreement.

3.1^	Amended and Restated Certificate of Incorporation of Registrant, as currently in effect.

3.2^	Bylaws of Registrant, as currently in effect.

3.3^	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

3.4	Form of Amended and Restated Certificate of Incorporation of Registrant, to be in effect upon completion of this offering.

3.5	Form of Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering.

4.1^	Amended and Restated Investor Rights Agreement among the Registrant and certain of its stockholders, dated November 7, 2017, as amended.

4.2^	Amendment No. 1 to Amended and Restated Investor Rights Agreement among the Registrant and certain of its stockholder, dated February 28, 2018.

4.3	Specimen common stock certificate of the Registrant.

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

4.4^	Warrant to Purchase Series A Preferred Stock, dated August 9, 2013.

4.5^	Warrant Agreement to Purchase Shares of Common Stock, dated February 28, 2018, between the Registrant and Hercules Capital, Inc.

4.6^	Warrant Agreement to Purchase Shares of Common Stock, dated February 28, 2018, between the Registrant and Hercules Technology III, L.P.

5.1	Opinion of Sidley Austin LLP.

10.1+	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.

10.2+	2013 Equity Incentive Plan, as amended, and form of agreements thereunder.

10.3+	2018 Equity Incentive Plan.

10.4+	Form of Director Restricted Stock Unit Award Agreement (annual grant).

10.5+	Form of Director Stock Option Agreement (annual grant).

10.6+	2018 Employee Stock Purchase Plan.

10.7+	Form of Tricida, Inc. Executive Severance Benefit Plan, as amended.

10.8^	Loan and Security Agreement, dated February 28, 2018, among the Registrant, Hercules Capital, Inc. and the several banks and other financial institutions or entities from time to time parties thereto.

10.9^	First Amendment to Loan and Security Agreement and First Amendment to Warrants, dated as of April 10, 2018, among the Registrant, Hercules Capital, Inc. and the several banks and other financial institutions or entities from time to time parties thereto.

10.10^	Lease Agreement, dated April 4, 2014, between the Registrant and ARE-San Francisco No. 17, LLC.

10.11^	First Amendment to Lease, dated August 2, 2017, between the Registrant and ARE-San Francisco No. 17, LLC.

10.12#^	Master Development/Validation Services and Clinical/Launch Supply Agreement, dated as of May 8, 2018, between the Registrant and Patheon Austria GmbH & Co KG.

23.1^	Consent of Independent Registered Accounting Firm.

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).

24.1^	Power of Attorney.

^	Previously filed.
+	Indicates a management contract or compensatory plan.
#	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

(b)	No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in South San Francisco, State of California on June 22, 2018.

TRICIDA, INC.

By:	/s/ Gerrit Klaerner
	Name: Title:	Gerrit Klaerner, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the date indicated:

SIGNATURE		DATE

/s/ Gerrit Klaerner Gerrit Klaerner, Ph.D.	Chief Executive Officer, President and Director (principal executive officer)	June 22, 2018

/s/ Geoffrey M. Parker Geoffrey M. Parker	Chief Financial Officer (principal financial officer)	June 22, 2018

/s/ Steffen Pietzke Steffen Pietzke	Vice President of Finance and Chief Accounting Officer (principal accounting officer)	June 22, 2018

* Klaus Veitinger, M.D., Ph.D., M.B.A.	Chairman of the Board of Directors	June 22, 2018

* Robert J. Alpern, M.D.	Director	June 22, 2018

* David Bonita, M.D.	Director	June 22, 2018

* Sandra I. Coufal, M.D.	Director	June 22, 2018

* Kathryn Falberg	Director	June 22, 2018

* David Hirsch, M.D., Ph.D.	Director	June 22, 2018

* By:	/s/ Geoffrey M. Parker
Geoffrey M. Parker Attorney-in-fact